Exhibit 99.B

EXECUTION VERSION

INVESTMENT AGREEMENT

by and among

VITRU LIMITED,

as Company

and

CRESCERA GROWTH CAPITAL MASTER V

FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA

and

CRESCERA GROWTH CAPITAL V COINVESTIMENTO III FUNDO DE

INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA,

collectively as Purchasers

Dated as of September 27, 2022

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	2
Section 1.02. General Interpretive Principles	6
ARTICLE 2
SALE AND PURCHASE OF THE SECURITIES

Section 2.01. Sale and Purchase of the Securities	6
Section 2.02. Closing	7
ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Company	9
Section 3.02. Representations and Warranties of Each Purchaser	17
ARTICLE 4
ADDITIONAL AGREEMENTS

Section 4.01. Taking of Necessary Action	20
Section 4.02. Lock-Up Period	20
Section 4.03. Securities Laws	21
Section 4.04. Press Releases; Public Announcements	21
Section 4.05. Antitrust Approval	21
Section 4.06. Board of Directors Appointment Rights	22
Section 4.07. Rights Offering	23
Section 4.08. Registration Rights Agreement	24
Section 4.09. Voting and Support Agreement	24
ARTICLE 5
MISCELLANEOUS

Section 5.01. Survival of Representations and Warranties	24
Section 5.02. Notices	24
Section 5.03. Entire Agreement; Third Party Beneficiaries; Amendment	25
Section 5.04. Counterparts	26
Section 5.05. Successors and Assigns	26
Section 5.06. Governing Law; Jurisdiction; Waiver of Jury Trial	26
Section 5.07. Severability	27
Section 5.08. Specific Performance	27
Section 5.09. Headings	27
Section 5.10. Non-Recourse	28

i

Section 5.11. Confidentiality	28
Section 5.12. Several Liability of the Purchasers	28
Section 5.13. Expenses	28
Section 5.14. Termination	28

Annex A: Extract of the Amended and Restated Memorandum and Articles of Association

Annex B: Form of Lock-up Agreement to QPA Amendment Signatories

Schedule 1: Purchasers

Schedule 4.02(b): QPA Amendment Signatories

Exhibit A: Form of Joinder

ii

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated as of September 27, 2022, is entered into by and among Vitru Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (together with any successor or assign pursuant to Section 5.06, the “Company”), and Crescera Growth Capital Master V Fundo de Investimento em Participações Multiestratégia and Crescera Growth Capital V Coinvestimento III Fundo de Investimento em Participações Multiestratégia (together with their respective successors and assigns under Section 5.06, each, a “Purchaser” and collectively, the “Purchasers”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article 1.

WHEREAS, (i) the Company, (ii) Vinci Capital Partners II, J Beta Fundo de Investimento em Participações Multiestratégia, Agresti Investments LLC, Botticelli Investments LLC, Caravaggio Investments LLC and Raffaello Investments LLC (jointly referred to as “Vinci”), (iii) Mundi Holdings I, L.L.C. (“Carlyle”) and Mundi Holdings II, L.L.C. (“SPX”) and (iv) NB Verrocchio LP (“NB”), intend to enter into a Voting and Support Agreement (the “Voting and Support Agreement”), pursuant to which (and subject to the terms set forth therein), the parties thereto will agree to certain undertakings in order to (a) approve the necessary amendments to the Company’s Memorandum & Articles (as defined herein) to contemplate the Purchasers’ rights under this Agreement and (b) enter into the Amended and Restated Registration Rights Agreement (as defined herein);

WHEREAS, each Purchaser desires to purchase from the Company, and the Company desires to issue and sell to such Purchaser, the aggregate principal amount listed opposite such Purchaser’s name on Schedule 1 of the Company’s Common Shares (the “Base Securities”) to be issued in accordance with the terms and conditions of this Agreement;

WHEREAS, the Purchasers may purchase the Additional Securities (as defined herein) (the Base Securities and the Additional Securities collectively, the “Securities”) to be issued in accordance with the terms and conditions of this Agreement;

WHEREAS, the Company intends to use the proceeds from the issuance of the Securities for general corporate purposes and the repayment of existing indebtedness; and

WHEREAS, the Company and each Purchaser desire to set forth certain agreements herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“20-F” shall have the meaning set forth in Section 3.01(k).

“2024 AGM” shall have the meaning set forth in Section 4.06(b).

“6-K” means any current report under Form 6-K of the Company filed or furnished with the SEC prior the date hereof and designated as such.

“Additional Securities” shall have the meaning set forth in Section 4.07.

“Affiliate” shall mean, with respect to any specified Person, any other Person who, at the time of determination, directly or indirectly, controls, is controlled by, or is under common control with, such Person. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (i) the Company and its subsidiaries, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates of each other and (ii) any fund or account managed, directly or indirectly, by a Purchaser or its Affiliates, shall be considered an Affiliate of such Purchaser.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Amended and Restated Registration Rights Agreement” shall have the meaning set forth in Section 4.08.

“Applicable Law” shall mean, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by, or governmental approval, concession, grant, franchise, license, agreement, directive, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“BIS” shall have the meaning set forth in Section 3.01(p).

“Blocked Person” shall have the meaning set forth in Section 3.01(p).

“Board of Directors” shall mean the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the Cayman Islands, The City of New York, New York or Brazil are authorized or obligated by law or executive order to remain closed.

“CADE” means the Brazilian Antitrust Authority, Conselho Administrativo de Defesa Econômica.

“Carlyle” shall have the meaning set forth in the preamble hereto.

“Closing” shall have the meaning set forth in Section 2.02(a).

“Closing Date” shall mean a date occurring on or after the date on which the conditions precedent set forth in Sections 2.02(c) and (d) are satisfied or waived, as the case may be, but on or prior to the End Date, as specified by the Company to the Purchasers in writing not less than three Business Days prior to such date, provided that unless the parties mutually agree otherwise, any such Closing Date shall be on the date of receipt by the Company of the proceeds of the Rights Offering in the context of the Rights Offering.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Shares” shall mean the common shares, par value $0.00005 per share, of the Company.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Reports” shall have the meaning set forth in Section 3.01(r)(i).

“Confidentiality Agreement” shall mean the non-disclosure agreement entered into by the Company, on the one hand, and Crescera Asset Management Ltda., on the other hand, as of June 6, 2022.

“Conversion Date” means the date set for determination of the exchange rate for purposes of Section 2.01(a), being a Business Day determined by the Company in its sole discretion after the date of this Agreement and prior to the commencement of the Rights Offering, and notified to the Purchasers immediately on such date.

“Debentures” means the debentures issued by Vitru Brasil Empreendimentos, Participações e Comércio S.A., a subsidiary of the Company, on May 17, 2022 pursuant to the Debentures Indenture.

“Debentures Indenture” means the “Instrumento Particular de Escritura da 1ª (Primeira) Emissão de Debêntures Simples, Não Conversíveis em Ações, em 2 (Duas) Séries, Para Distribuição Pública, com Esforços Restritos, da Vitru Brasil Empreendimentos, Participações e Comércio S.A.”, entered into on May 17, 2022 by Vitru Brasil Empreendimentos, Participações e Comércio S.A., a subsidiary of the Company, Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários as Fiduciary Agent, and the other parties thereto.

“Director” means a member of the Board of Directors.

“End Date” shall have the meaning set forth in Section 5.14.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.01(d).

“Environmental Laws” shall have the meaning set forth in Section 3.01(u).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Exercise Notification” shall have the meaning set forth in Section 4.07.

“FCPA” shall have the meaning set forth in Section 3.01(m).

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“IFRS” shall mean International Finance Reporting Standards.

“Intellectual Property” shall have the meaning as set forth in Section 3.01(q).

“Investors” shall have the meaning set forth in Section 4.08.

“Joinder” shall mean, with respect to any Person permitted to sign such document in accordance with the terms hereof, a joinder executed and delivered by such Person, providing such Person to have all the rights and obligations of a Purchaser under this Agreement, in the form and substance substantially as attached hereto as Exhibit A or such other form as may be agreed to by the Company and each Purchaser.

“Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Law 12,529” shall have the meaning set forth in Section 4.05(a).

“Lock-Up Period” shall be the period commencing on the date hereof and ending on, and including, November 20, 2023.

“Material Adverse Effect” shall mean any event, occurrence, fact, circumstance, condition, change or development, individually or together with other events, occurrences, facts, circumstances, conditions, changes or developments, that has had, has, or would reasonably be expected to have a material adverse effect on (a) the business or operations of the Company and its subsidiaries (taken as a whole) as presently conducted, or the condition (financial or otherwise), general affairs, properties, management, liabilities, financial position, shareholders’ equity, assets or results of operations of the Company and its subsidiaries taken as a whole, or (b) the ability of the Company to consummate the Transactions contemplated by this Agreement and to timely perform its material obligations hereunder and thereunder.

“Minority Shareholders” shall mean the shareholders of the Company from time to time, excluding (i) Vinci, (ii) Carlyle, (iii) SPX, and (iv) NB.

“Money Laundering Laws” shall have the meaning set forth in Section 3.01(o).

“Memorandum & Articles” shall have the meaning set forth in Section 4.06(c).

“Nasdaq” shall mean the Nasdaq Global Select Market.

“NB” shall have the meaning set forth in the preamble hereto.

“Number of Shortfall Common Shares” shall have the meaning set forth in Section 4.07.

“OFAC” shall have the meaning set forth in Section 3.01(p).

“Permits” shall have the meaning set forth in Section 3.01(n).

“Permitted Transfers” shall have the meaning set forth in Section 4.02(a).

“Person” or “person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Purchase Price” shall have the meaning set forth in Section 2.01(a).

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Registration Rights Agreement” means the registration rights agreement dated as of September 17, 2020, by and among the Company and the Investors.

“Rights” shall have the meaning set forth in Section 4.07.

“Rights Offering” shall have the meaning set forth in Section 4.07.

“Rights Offering Option” shall have the meaning set forth in Section 4.07.

“Rights Offering Price” shall have the meaning set forth in Section 4.07.

“Relevant Taxing Jurisdiction” shall have the meaning set forth in Section 3.01(x).

“Sanctioned Country” shall have the meaning set forth in Section 3.01(p).

“Sanctions” shall have the meaning set forth in Section 3.01(p).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities” shall have the meaning set forth in the preamble hereto.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Shortfall Notification” shall have the meaning set forth in Section 4.07.

“specially designated national” shall have the meaning set forth in Section 3.01(p).

“SPX” shall have the meaning set forth in the preamble hereto.

“Subsidiaries” shall have the meaning set forth in Section 3.01(a).

“Third Party” shall mean with respect to any Purchaser, a Person other than such Purchaser or any Affiliate of such Purchaser.

“Transactions” shall have the meaning set forth in Section 3.01(d).

“transfer” shall have the meaning set forth in Section 4.02(a).

“QPA Amendment” has the meaning set forth in Section 4.02(b).

“Quota Purchase Agreement” means the Quota Purchase Agreement, dated August 23, 2021, among VITRU Brasil Empreendimentos, Participações e Comércio S.A., CESUMAR—Centro de Ensino Superior de Maringá Ltda., Vitru Limited and certain individuals.

“Vinci” shall have the meaning set forth in the preamble hereto.

“Voting and Support Agreement” shall have the meaning set forth in the preamble hereto.

Section 1.02. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

SALE AND PURCHASE OF THE SECURITIES

Section 2.01. Sale and Purchase of the Securities.

(a) Subject to the terms and conditions of this Agreement, the Company and each Purchaser agrees with each other that at the Closing (i) the Company shall issue and sell to such Purchaser, and such Purchaser shall purchase and acquire from the Company, the applicable number of Base Securities for an amount in U.S. dollars equivalent to the Brazilian reais amount listed opposite such Purchaser’s name on Schedule 1, as converted using the commercial selling rate for U.S. dollars as of the close of business on the Conversion Date (such price, the “Purchase Price”), and (ii) in the event any Purchaser elects to exercise the Rights Offering

Option (as defined herein), the Company shall issue and sell to such Purchaser, and such Purchaser shall purchase and acquire from the Company, the applicable number of Additional Securities for a purchase price equal to the Rights Offering Price (as defined herein) for the Additional Securities agreed to be purchased by such Purchaser.

(b) For the avoidance of doubt, the agreement of the Company to issue Securities to each Purchaser and of such Purchaser to purchase such Securities pursuant to this Article 2 is an agreement solely between the Company and such Purchaser (and not an agreement among the Company and all Purchasers), and, notwithstanding anything else to the contrary herein or in any other agreement entered into in connection with this Agreement, this Agreement is not intended to and shall not confer upon any person, other than the Company and a particular Purchaser, any rights or remedies with respect to the agreement of the Company to issue Securities to such Purchaser and of such Purchaser to purchase Securities pursuant to this Article 2. The Company hereby understands and agree that upon the delivery of a written notice signed by each of the Purchasers prior to the Closing Date, they shall be entitled to change the allocation among themselves of the Base Securities (and corresponding Purchase Price) set forth in Schedule 1 that each Purchaser will agree to purchase pursuant to the terms of this Agreement.

Section 2.02. Closing.

(a) Subject to the satisfaction or waiver of the conditions precedent set forth in Sections 2.02(c) and (d), the closing (the “Closing”) of the purchase and sale of the Securities hereunder shall take place on the Closing Date.

(b) To effect the purchase and sale of Securities, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i) The Company shall issue and deliver to each Purchaser (i) the applicable Base Securities listed opposite such Purchaser’s name on SCHEDULE 1 and (ii) in the event any such Purchaser elects to exercise the Rights Offering Option, such number of Additional Securities attributable to such Purchaser, pursuant to Section 4.07 of this Agreement, in each case, registered in the name of such Purchaser in the record of the Company’s transfer agent in book-entry form, against payment in full by or on behalf of such Purchaser of the applicable Purchase Price for the Base Securities and the applicable Rights Offering Price for the Additional Securities agreed to be purchased by such Purchaser.

(ii) Each Purchaser shall cause a wire transfer to be made in same day funds to an account of the Company designated in writing by the Company to each Purchaser at least three Business Days prior to the Closing Date (or as otherwise mutually agreed by the Parties) in an amount equal to (i) the applicable Purchase Price for the Base Securities, as listed opposite such Purchaser’s name on SCHEDULE 1 and (ii) in the event any such Purchaser elects to exercise the Rights Offering Option, the applicable Rights Offering Price for the Additional Securities agreed to be purchased by such Purchaser.

(c) The obligations of each Purchaser to purchase the Securities to be purchased by it hereunder are subject to the satisfaction or waiver by such Purchaser of the following conditions to Closing:

(i) the purchase and sale of the Securities pursuant to this Article 2 shall not be prohibited or enjoined by any court of competent jurisdiction;

(ii) the representations and warranties of the Company set forth in Section 3.01(b) to (g) shall be true and correct in all respects on and as of the Closing Date (except in the case of representations and warranties that are made as of a specified date, which shall be true and correct in all respects as of such specified date); The representations and warranties of the Company set forth in Sections 3.01(a),and (h) to (aa) shall be true and correct in all material respects on and as of the Closing Date (except in the case of representations and warranties that are made as of a specified date, which shall be true and correct in all respects as of such specified date);

(iii) the Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(iv) the relevant parties shall have received the applicable antitrust clearance required under Brazilian Law for the consummation of the Transactions contemplated hereby, and in any event without the application by CADE of any antitrust remedy not reasonably acceptable to the Purchasers;

(v) automatically effective, and contingent on, the Closing Date, the Company shall have amended and restated its Memorandum & Articles (and the applicable quorum of shareholders shall have approved any such amendment and restatement) to increase the size of the Company’s Board of Directors to eleven (11) members and to give effect to the rights granted to the Purchasers contemplated by Section 4.06, in the form and substance substantially in the form attached hereto as Annex A;

(vi) automatically effective, and contingent on, the Closing Date, the Company, the Purchasers and the Investors shall have executed the Amended and Restated Registration Rights Agreement pursuant to Section 4.08, in form and substance reasonably satisfactory to the Purchasers;

(vii) each individual identified in Schedule 4.02(b) hereto shall have executed the QPA Amendment pursuant to Section 4.02(b);

(viii) the Voting and Support Agreement shall be in full force and effect; and

(ix) such Purchaser shall have received a certificate, dated the Closing Date, duly executed by an executive officer of the Company on behalf of the Company, certifying that the conditions specified in Sections 2.02(c)(ii), (iii) and (iv) have been satisfied.

(d) The obligations of the Company to sell the Securities to the Purchasers are subject to the satisfaction or waiver of the following conditions to Closing:

(i) the purchase and sale of the Securities pursuant to this Article 2 shall not be prohibited or enjoined by any court of competent jurisdiction;

(ii) the representations and warranties of each such Purchaser set forth in Section 3.02 shall be true and correct in all material respects on and as of the Closing Date;

(iii) each such Purchaser shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(iv) the relevant parties shall have received the applicable antitrust clearance required under Brazilian Law for the consummation of the Transactions contemplated hereby, and in any event without the application by CADE of any antitrust remedy not reasonably acceptable to the Company; and

(v) the Company shall have received a certificate, dated the Closing Date, duly executed by the general partner of such Purchaser on behalf of such Purchaser, certifying that the conditions specified in Section 2.02(d)(ii) and (iii) have been satisfied.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Company. The Company represents and warrants to each Purchaser, as of the date hereof and as of the Closing Date:

(a) Title to Properties. The Company and Vitru Brasil Empreendimentos, Participações e Comércio S.A., Cesumar—Centro de Ensino Superior de Maringá Ltda. and UNIASSELVI – Sociedade Educacional Leonardo da Vinci S/S Ltda (its sole significant subsidiaries (as defined under Rule 1-02(w) of Regulation S-X of the Securities Act)) (the “Subsidiaries”) have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by each of them, in each case free and clear of all liens, encumbrances and defects, except such as are described in the Company Reports or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries; and any real property and buildings held under lease by the Company and each of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(b) Organization. The Company and each of its Subsidiaries has been (i) duly organized and is validly existing and in good standing (to the extent such concept is applicable under the laws of its jurisdiction of organization) under the laws of its jurisdiction of organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the Company Reports, and (ii) duly qualified as a foreign corporation for the transaction of business and is in good standing (to the extent such concept is applicable) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified or in good standing in any such jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Capital Stock. The authorized share capital of the Company consists of 1,000,000,000 Common Shares. As of the date hereof, there were (i) 28,615,300 Common Shares issued and outstanding and (ii) 935,509 Common Shares underlying the outstanding options under the Company’s equity-incentive plans. All outstanding Common Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Except as provided in this Agreement, the Securities and except as set forth in or contemplated by this Section 3.01(c) and as described in the Company Reports, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of the Company or any securities convertible into or exchangeable for such capital stock and there are no current outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its Common Shares.

(d) Authorization and Power. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and therein (collectively, the “Transactions”), have been duly and validly authorized by the Board of Directors and all other necessary corporate action on the part of the Company have been taken. Assuming this Agreement constitutes the valid and binding obligation of each Purchaser, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).

(e) The Common Shares. The Common Shares to be issued and sold by the Company to the Purchasers at Closing have been duly and validly authorized, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of the Common Shares will not be subject to any preemptive or similar rights and will be free of restrictions on transfer and any other liens, restrictions or encumbrances, other than restrictions on transfer under applicable state and federal securities laws or as contemplated hereby.

(f) No Conflicts. The execution, delivery and performance of this Agreement, the issuance of the Common Shares and the consummation by the Company of the Transactions, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) the articles of association or by-laws (or other applicable organizational document) of the Company or any of its Subsidiaries, or (iii) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties, and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, except for (A) requirements or regulations in connection with the issuance of Common Shares, including the filing of a listing notice with Nasdaq, (B) any required filings pursuant to the Exchange Act or the rules of the SEC or Nasdaq or (C) as have been obtained prior to the date of this Agreement.

(g) No Violation. Neither the Company nor any of its Subsidiaries is (i) in violation of its articles of association or by-laws (or other applicable organizational document), (ii) in violation of any statute, any judgment or order, rule or regulation of any court or governmental or regulatory agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties, or (iii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except, in the case of clauses (ii) and (iii) above, for such violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

(h) Litigation. As of the date hereof and other than as described in the Company Reports, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending, or to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any of its Subsidiaries (i) that would, individually or in the aggregate, constitute a Material Adverse Effect or (ii) that challenge the validity of or seek to prevent the Transactions. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any order, judgment or decree of a Governmental Entity that would, individually or in the aggregate, constitute a Material Adverse Effect. As of the date hereof, except as would not, individually or in the aggregate, constitute a Material Adverse Effect, there is no investigation or review pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries.

(i) Investment Company Status. The Company is not, and after giving effect to the offering and sale of the Securities and the Rights Offering and the application of the proceeds thereof, will not be required to register as an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.

(j) Accounting Firm. PricewaterhouseCoopers Auditores Independentes Ltda., who have audited certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm as required by the Act and the rules and regulations of the SEC thereunder whose registration has not been suspended or revoked and who has not requested such registration be withdrawn.

(k) Internal Controls. The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that is sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS, as issued by IFRS and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting. Since the date of the latest audited financial statements included in the Company’s Form 20-F for the fiscal year ended December 31, 2021 (such Form 20-F as amended or supplemented from time to time, the “20-F”), there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(l) Controls and Procedures. The Company maintains a system of disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s chief executive officer and chief financial officer by others within those entities; and such disclosure controls and procedures are effective.

(m) Anticorruption. None of the Company or any of its Subsidiaries or any director or officer thereof, nor, to the knowledge of the Company, any agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) taken or will take any action in furtherance of an offer, payment, promise to pay or authorization or approval of the payment or receipt of any unlawful contribution, gift, entertainment or other unlawful expense; or made, offered, promised or authorized any direct or indirect unlawful payment; or (2) violated, is in violation of, or will violate any provision of the Foreign Corrupt Practices Act of 1977 (“FCPA”), the Bribery Act 2010 of the United Kingdom, Brazil’s Anticorruption Law (Laws No. 12,846/2013 and 8,429/1992) and Brazilian Decree 11,129/2022, or any other applicable anti-bribery or anti-corruption law, or made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. The Company and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with such laws.

(n) Licenses and Permits. The Company and each of its Subsidiaries possess all licenses, permits, certificates and other authorizations from, and have made all declarations and filings with, all governmental and regulatory authorities, required or necessary to own or lease, as the case may be, and to operate their respective properties and to carry on their respective businesses as now or proposed to be conducted (“Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect; the Company has not received any notice of proceedings relating to the revocation or modification of any such Permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(o) Anti-Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, to the extent applicable, and the anti-money laundering laws of the various jurisdictions in which the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules or regulations issued, administered or enforced by any governmental agency having jurisdiction over the Company or any of its Subsidiaries (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(p) Sanctions. None of the Company or any of its Subsidiaries or any director or officer thereof, nor, to the knowledge of the Company, any agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries is owned or controlled by one or more individual or entities that is, currently (1) the subject or the target of any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the Bureau of Industry and Security (“BIS”), or the U.S. Department of State (including, without limitation, the designation as a “specially designated national” or “Blocked Person”), the European Union, Her Majesty’s Treasury, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”), or (2) otherwise named on any restricted parties list administered by such authorities, including the Denied Persons List or Entity List, or (3) organized or resident in, a country or territory subject to a general export, import, financial or investment embargo under any Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic) (a “Sanctioned Country”), and the Company will not, and will not permit Subsidiaries to, directly or indirectly use all or part of the proceeds of the offering of the Securities hereunder (or any Rights Offering), or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (x) to fund or facilitate any activities of or business with any one or more individual or entities, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions or (y) in any other manner that will result in a violation by any Person or entities (including any Person or entities participating in the transaction, whether as advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions in a manner that would violate Sanctions.

(q) Intellectual Property. The Company and its Subsidiaries own or possess sufficient rights to use all relevant licenses, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and other intellectual property (collectively, “Intellectual Property”) used in, held for use in or necessary for the conduct of the business now operated by them, except where the failure to own or possess any of the foregoing would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of

its Subsidiaries has received any written notice or claim alleging any infringement, misappropriation, violation of or conflict with any such rights of others, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by any party challenging the validity, scope, enforceability or ownership of any Intellectual Property owned by the Company or its Subsidiaries, and all Intellectual Property owned by the Company or its Subsidiaries is owned solely by the Company or its Subsidiaries, is valid and enforceable, and is owned free and clear of all liens, encumbrances, defects or other restrictions, except for such liens, encumbrances, defects or other restrictions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r) Reports; Financial Statements.

(i) The Company has timely filed or furnished, as applicable, the 20-F, 6-Ks and all other forms, reports, schedules and other statements required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since September 21, 2020 (collectively, the “Company Reports”). Since September 21, 2020, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(ii) As of its respective filing date, and, if amended, as of the date of the filing of such last amendment (except to the extent that information contained in any Company Report has been revised or superseded by a later filed Company Report filed and made publicly available prior to the date of this Agreement), each Company Report (and any further documents so filed and incorporated by reference in each of the Company Reports) complied in all material respects as to form with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to such Company Report. As of its respective filing date, and, if amended, as of the filing of such last amendment and as of the date hereof (except to the extent that information contained in any Company Report has been revised or superseded by a later filed Company Report filed and made publicly available prior to the date of this Agreement), no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(iii) Each of (i) the consolidated statements of financial position, and the related consolidated statements of income, changes in equity and cash flows, included in the Company Reports filed with the SEC under the Exchange Act and included in the 20-F and (ii) the consolidated interim statements of financial position, and the related consolidated interim statements of income, changes in equity and cash flows, included in the Company Reports filed with the SEC under the Exchange Act and included in the 6-Ks (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates shown and the results of the consolidated operations, changes in equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments, and (C) have been prepared in accordance with IFRS consistently applied during the periods involved, except as otherwise set forth therein or in the notes thereto, and in the case of unaudited financial statements except for the absence of footnote disclosure.

(iv) As of the date of this Agreement, there are no outstanding unresolved comments from any comment letters received by the Company from the SEC relating to reports, statements, schedules, registration statements or other filings filed or furnished by the Company with the SEC. To the knowledge of the Company, as of the date of this Agreement, none of the Company Reports is the subject of any ongoing review by the SEC.

(s) Labor Issues. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no material labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is threatened.

(t) Insurance. The Company and its Subsidiaries have insurance against such losses and risks as the Company reasonably believes are adequate to protect the Company and its Subsidiaries and their respective businesses, except where this would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has (i) received written notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business, in each case, except where this would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(u) Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, have a Material Adverse Effect. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, have a Material Adverse Effect.

(v) No Securities Act Registration.

(i) Neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in any general solicitation or general advertising (within the meaning of Rule 502(c) of Regulation D of the Securities Act) of investors with respect to offers or sales of the Securities. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Securities sold pursuant to this Agreement.

(ii) Assuming accuracy of each Purchaser’s representations and warranties under Section 3.02(d), it is not necessary in connection with the issuance and sale to such Purchaser to register the Securities under the Securities Act or to qualify or register the Securities under applicable U.S. state securities laws.

(w) Brokers or Finders Fees. The Company has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the Transactions whose fees any Purchaser would be required to pay.

(x) Stamp Duty. No stamp, registration, issuance, capital, documentary, transfer or other taxes or duties are payable by or on behalf of the Purchasers to the Cayman Islands, Brazil, any other jurisdiction in which the Company is organized or incorporated, engaged in business for tax purposes or is otherwise resident for tax purposes of has a permanent establishment, any jurisdiction from or through which a payment is made or any political subdivision or taxing authority thereof or therein (each, a “Relevant Taxing Jurisdiction”) or in connection with (i) the creation, issue, transfer or delivery of the Securities, (ii) the purchase by Purchasers of the Securities, or (iii) the execution, delivery or performance of this Agreement.

(y) Tax Returns. Each of the Company and its Subsidiaries has timely filed all required tax returns, reports and filings that have been due and for which no extensions have been granted, or have been granted extensions thereof. Such returns, reports or filings are not the subject of any disputes with revenue or other authorities other than disputes which (i) are being contested in good faith and for which adequate reserves have been established in accordance with IFRS, or (ii) if determined adversely to the Company or any Subsidiary, would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, (i) each of the Company and its Subsidiaries has timely paid all taxes (including any assessments, interests, fines or penalties) required to be paid by it, (ii) no tax deficiency has been asserted against the Company or any of its Subsidiaries or any of their respective properties or assets, and (iii) none of the Company or any of its Subsidiaries has any knowledge of any tax deficiency which might be assessed against it.

(z) Other Taxes. Under current laws and regulations of each Relevant Taxing Jurisdiction, all payments to be made by or on behalf of the Company under this Agreement and all dividends and other distributions declared and payable on the Common Shares will be paid in U.S. Dollars and freely transferred out of any Relevant Taxing Jurisdiction, and will not be subject to withholding taxes under laws and regulations of each Relevant Taxing Jurisdiction and will otherwise be free and clear of any other withholding or deduction in any Relevant Taxing Jurisdiction and without the necessity of obtaining any governmental authorization in the Cayman Islands or any political subdivision or taxing authority thereof or therein.

(aa) No Additional Representations.

(i) Except for the representations and warranties contained in this Section 3.01 and any schedules or certificates delivered in connection herewith, the Company makes no other representation or warranty, express or implied, written or oral, and hereby, to the maximum extent permitted by applicable Law, disclaims any such representation or warranty, whether by the Company or any other Person, with respect to the Company or with respect to (A) any matters relating to the Company and its Subsidiaries, their respective businesses, financial condition, results of operations, prospects or otherwise, (B) any projections, estimates or budgets delivered or made available to the Purchaser (or any of its Affiliates, officers, directors, employees or other representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (C) the future business and operations of the Company and its Subsidiaries.

(ii) The Company acknowledges that each Purchaser makes no representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.02 and in any certificate delivered by such Purchaser pursuant to this Agreement, and the Company has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.02 and in any certificate delivered by such Purchaser pursuant to this Agreement.

(iii) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.02 and in any certificate delivered by a Purchaser pursuant to this Agreement, (A) no person has been authorized by such Purchaser to make any representation or warranty relating to such Purchaser or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such Purchaser, and (B) any materials or information provided or addressed to the Company or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of such Purchaser unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.02 of this Agreement and in any certificate delivered by such Purchaser pursuant to this Agreement.

Section 3.02. Representations and Warranties of Each Purchaser. Each Purchaser, severally and not jointly, represents and warrants (solely in respect of such Purchaser itself and not the other Purchaser) to the Company, as of the date hereof and as of the Closing Date, as follows:

(a) Organization. Such Purchaser has been duly organized and is validly existing and in good standing (to the extent such concept is applicable under the laws of its jurisdiction of organization) under the laws of its jurisdiction of organization and is duly qualified or licensed to conduct business in each jurisdiction or place where the nature of its properties or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

(b) Authorization; No Conflicts.

(i) Such Purchaser has full partnership or entity power and authority to execute and deliver this Agreement and to consummate the Transactions to which it is a party. The execution, delivery and performance by such Purchaser of this Agreement and the consummation of the Transactions to which it is a party have been duly authorized by all necessary partnership action on behalf of such Purchaser. No other proceedings on the part of such Purchaser are necessary to authorize the execution, delivery and performance by such Purchaser of this Agreement and consummation of the Transactions. This Agreement has been duly and validly executed and delivered by such Purchaser. Assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement is a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions.

(ii) The execution, delivery and performance of this Agreement by such Purchaser, the consummation by such Purchaser of the Transactions to which it is a party and the compliance by such Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of such Purchaser’s organizational documents, (B) any mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon such Purchaser or (C) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to such Purchaser or any of its Affiliates, other than in the cases of clauses (B) and (C) as would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions to which it is a party by such Purchaser.

(c) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Entity is required on the part of such Purchaser in connection with the execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the Transactions to which it is a party, except for requirements or regulations in connection with the issuance of Common Shares and any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the Transactions to which it is a party by such Purchaser.

(d) Purchase of Securities. Such Purchaser is a qualified institutional buyer (within the meaning of Rule 144A under the Securities Act) and is aware that the sale of the Securities is being made in reliance on a private placement exemption from registration under the Securities Act. Such Purchaser is acquiring its applicable Securities for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such Securities in violation of the Securities Act.

(e) Experienced Purchaser. Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Securities and is capable of bearing the economic risks of such investment. Such Purchaser understands that its investment in the Securities involves a high degree of risk. Such Purchaser has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. Such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities. Such Purchaser has, or by the Closing Date will have, an amount of cash sufficient to enable it to consummate the Transactions on the terms and conditions set forth in this Agreement.

(f) Brokers or Finders Fees. Such Purchaser has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the Transactions whose fees the Company would be required to pay.

(g) No Additional Representations.

(i) Such Purchaser acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, and the Purchasers have not relied on or been induced by any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement.

(ii) Such Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.01 and in any certificate delivered by the Company pursuant to this Agreement, (A) no person has been authorized by the Company to make any representation or warranty relating to the Company or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by such Purchaser as having been authorized by the Company, and (B) any materials or information provided or addressed to such Purchaser or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.01 of this Agreement and in any certificate delivered by the Company pursuant to this Agreement.

(iii) Such Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges such Purchaser has been provided with sufficient access for such purposes.

(iv) Notwithstanding the foregoing, nothing in this Section 3.02(g) shall be deemed to limit such Purchaser’s or its Affiliates’ rights or remedies with respect to fraud.

ARTICLE 4

ADDITIONAL AGREEMENTS

Section 4.01. Taking of Necessary Action. Use of Proceeds. Each of the parties hereto agrees to use its reasonable efforts promptly to take or cause to be taken all action, and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions and make effective the sale and purchase of the Securities hereunder, subject to the terms and conditions hereof and compliance with applicable law. In case at any time before or after the Closing any further action is necessary or desirable to carry out the purposes of the sale and purchase of the Securities, the proper officers, managers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by, and the sole expense of, the requesting party. None of the Company or its subsidiaries will, directly or indirectly, use the proceeds of the sale of the Common Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity, for the purpose of financing or facilitating any activity that would violate any applicable anti-corruption law or regulation. Further, the Company agrees to use the proceeds of the sale of the Common Shares agreed under this Agreement to repay part of the amount outstanding under the Debentures as required by, and in accordance with the terms of, the Debentures Indenture, as the case may be, it being understood that the Company shall be allowed to use any remaining proceeds for general corporate purposes.

Section 4.02. Lock-Up Period.

(a) During the Lock-Up Period, each Purchaser shall not (x) (1) sell, offer, transfer, assign, mortgage, hypothecate, gift, pledge or dispose of, enter into or agree to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment mortgage, hypothecation, gift, encumbrance or similar disposition of (any of the foregoing, a “transfer”), any of the Securities or enter into a transaction which would have the same effect, or (2) enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers to any Third Party, directly or indirectly, in whole or in part, any ownership of, or interests in, the Securities, whether any such aforementioned transaction is to be settled by delivery of Common Shares or other securities, in cash or otherwise directly or indirectly hedge their investment in the Securities (including, for the avoidance of doubt, by means of short sales of Common Shares or through derivative (including any cash-settled derivative) or other hedging transactions), other than in the case of clause (1), Permitted Transfers. “Permitted Transfers” shall mean any (i) transfer to a Purchaser’s Affiliate that executes and delivers to the Company a Joinder becoming a Purchaser party to this Agreement and the Confidentiality Agreement, (ii) transfer to the Company or any of its

Subsidiaries, (iii) transfer with the prior written consent of the Company or (iv) transfer pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s share capital involving a change of control of the Company that has been approved by the Company’s Board of Directors; provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Common Shares shall remain subject to the provisions of the Lock-Up Period; and provided further that “change of control” as used herein, shall mean a change in ownership of not less than 50.1% of all of the voting stock of the Company.

(b) The Company agrees to cause each of the individuals identified in Schedule 4.02(b) hereto to execute on or before the Closing Date an amendment to the Quota Purchase Agreement (the “QPA Amendment”) to provide for a lock-up applicable to those persons which is in form and substance substantially in the form attached hereto as Annex B.

Section 4.03. Securities Laws. Each Purchaser acknowledges and agrees that, as of the Closing Date, the Securities have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available.

Section 4.04. Press Releases; Public Announcements. Except for any initial joint public announcement, which is subject to the prior reasonable consent of the Purchasers and the Company, none of the parties shall issue any press release or make any public announcement relating to this Agreement or the Transactions contemplated hereby as it relates to the Securities without the prior written approval of each of the Company and the Purchasers (which shall not be unreasonably delayed or withheld); provided, that the Company may file this Agreement with the SEC and each party may issue any such press release or make such public announcement it believes in good faith it is required to make under Applicable Law or the terms of any financing agreement or arrangement, in which case the disclosing party shall use its commercially reasonable efforts to advise and consult in good faith with the Company and the Purchasers regarding any such press release or other announcement prior to making any such disclosure. Notwithstanding the foregoing, any Affiliate of any Purchaser, may (a) disclose the subject matter of this Agreement, and on a confidential basis, financial terms, financial return and other financial performance or information in connection with fundraising, marketing or informational or reporting activities to current and potential investors in funds managed or advised by, or which in the future may be managed or advised by, such Persons, and (b) to the extent such Persons are contacted by the press, confirm or correct their invested capital and internal rate of return on invested capital with respect to their investment in the Company and the Transactions contemplated hereby.

Section 4.05. Antitrust Approval. (a) The Purchasers and the Company shall, as promptly as practicable, but in no event later than 10 (ten) Business Days following the execution and delivery of this Agreement, file (or cause to be filed) with CADE the notification and report form required for the Transactions contemplated under this Agreement and any supplemental information requested (and in the case of any such supplemental information, as promptly as practicable) in connection therewith pursuant to Brazilian Law No. 12,529, dated 30 November 2011, as amended (“Law 12,529”). Any such notification and report form and supplemental information shall be in compliance with the requirements of Law 12,529.

(b) The Purchasers and the Company acknowledge that if approval by CADE is required, CADE’s decision shall be deemed final only after: (i) 15 days counted from the date of publication of the approval (with or without restrictions) or dismissal (não conhecimento) decision issued by CADE’s General Superintendence, in the Brazilian Federal Official Gazette (Diário Oficial da União); or (ii) after an approval or dismissal (não conhecimento) decision issued by CADE’s Administrative Tribunal, is published in the Brazilian Federal Official Gazette (Diário Oficial da União).

(c) Each of the Company and the Purchasers shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under Law 12,529. The Company and the Purchasers shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, CADE and shall comply promptly with any such inquiry or request and provide any supplemental information requested in connection with the filings made hereunder pursuant to applicable Brazilian Law. Each party shall use its reasonable best efforts to obtain any other clearance required under applicable Brazilian Law for the consummation of the Transactions contemplated by this Agreement. The Purchasers shall bear all costs and expenses related to such filing with CADE, including legal, accounting and consulting fees.

(d) In the event that CADE conditions its approval on any restriction and/or fulfillment of any condition, the Purchasers and the Company shall negotiate in good faith and seek to agree within 10 (ten) Business Days the least burdensome changes to the terms and conditions of this Agreement which are necessary to comply with the decision of CADE without materially altering the underlying economic value of the transaction originally contemplated by this Agreement. Subject to complying with the above, if the Purchasers and the Company are unable to reach such agreement within 20 (twenty) Business Days from the date that CADE notifies any conditions on its approval, either the Purchasers or the Company may terminate this Agreement.

(e) The Purchasers and the Company agree that they will not exchange any competitively sensitive information, except to the extent permitted by Law 12,529.

Section 4.06. Board of Directors Appointment Rights. (a) Subject to (b) below, following the Closing Date, the Purchasers (i) for so long as they collectively hold not less than 15 per cent of the voting Common Shares in issue, shall be entitled to appoint up to two individuals to act as Directors by notice in writing addressed to the Company from time to time, (ii) for so long as they collectively hold not less than five per cent and not more than 15 per cent of the voting Common Shares in issue, shall be entitled to appoint one individual to act as a Director by notice in writing addressed to the Company from time to time, and (iii) shall be entitled to remove any of the Directors appointed by them pursuant to (i) and (ii) at any time by notice in writing addressed to the Company. The Purchasers shall maintain the right to appoint and have Director(s) pursuant to this Section 4.06 so long as they hold, on or at any time following the Closing Date, collectively with their permitted transferees (as such term is defined in the Company’s Memorandum & Articles, as amended), at least the requisite percentage of the Company’s outstanding Common Shares as agreed in this Section 4.06.

(b) Notwithstanding Section 4.06(a) above, following the Closing Date and until the annual general meeting of the Company to be held in the calendar year of 2024 (which shall not take place earlier than May 1, 2024) (the “2024 AGM”), and provided that the Purchasers collectively hold not less than five per cent and not more than 15 per cent of the voting Common Shares in issue, the Purchasers shall be entitled to appoint up to two individuals to act as Directors by notice in writing addressed to the Company from time to time; provided that if the Purchasers transfer one or more Common Shares between November 20, 2023 and the date of the 2024 AGM, this Section 4.06(b) shall cease to apply.

(c) As promptly as practicable following the execution of this Agreement, the Company shall convene and hold a general shareholders meeting to approve the necessary amendments to the Company’s Memorandum and Articles of Association (“Memorandum & Articles”) to increase the size of the Company’s Board of Directors to eleven (11) members and to give effect to the rights granted to the Purchasers in Section 4.06(a) and Section 4.06(b), contingent on the Closing, in the form and substance substantially in the form attached hereto as Annex A.

Section 4.07. Rights Offering. As promptly as practicable following the execution of this Agreement, the Company shall undertake a rights offering (the “Rights Offering”) pursuant to which the existing shareholders of the Company will have the right to acquire one newly issued Common Share for every six (6) Common Shares owned by such shareholders as of a record date to be set by the Company (the “Rights”) for a price equivalent to the Purchase Price (which, when used in the context of the Rights Offering, shall be referred to as the “Rights Offering Price”). To the extent that the Rights of any Minority Shareholder to acquire newly issued Common Shares are not exercised by such Minority Shareholder prior to the expiration date of the Rights Offering (such date being the “Expiration Date” and the number of such Common Shares that would have been issued to such Minority Shareholders pursuant to those Rights hereafter referred to as the “Number of Shortfall Common Shares”), the Company shall notify (the “Notification”) the Purchasers in writing (the “Shortfall Notification”) as promptly as practicable and in any event within one (1) Business Day following the Expiration Date, informing the Number of Shortfall Common Shares, and the Purchasers shall have the right, but not the obligation, to acquire from the Company on the Closing Date (in addition to the purchase of Base Securities by the Purchasers and sale of Base Securities by the Company contemplated by Section 2.01(a)(i) hereunder), for the Rights Offering Price per Common Share, all or a portion of the Number of Shortfall Common Shares up to a maximum amount in U.S. dollars equivalent to R$100 million less the total amount subscribed in the Rights Offering by Minority Shareholders (the “Rights Offering Option”). In the event that any such Purchaser elects to acquire Common Shares under the Rights Offering Option (such Common Shares elected to be acquired by the Purchasers, the “Additional Securities”) and such Purchaser notifies the Company in writing of such election (the “Exercise Notification”) no later than two (2) Business Day following the date of the Shortfall Notification, the Company hereby agrees to issue to such Purchaser on the Closing Date such Additional Securities for the Rights Offering Price per Common Share. If the Company does not receive the Exercise Notification within the time period prescribed in the immediately preceding sentence, the Company shall not be required to issue Additional Securities to such Purchaser. In the event that more than one Purchaser elects to acquire Common Shares under the Rights Offering Option, such Purchasers shall be entitled to allocate among themselves the Additional Securities that each Purchaser will agree to purchase pursuant to the terms of this Agreement.

Section 4.08. Registration Rights Agreement. The Company shall use its commercially reasonable efforts to procure that Carlyle, SPX, Vinci and NB (the “Investors”) execute an amendment to the Registration Rights Agreement, contingent on the Closing, following the execution of this Agreement, and in any event on or prior to the Closing Date, in order to include the Purchasers as parties thereto in their capacity as Principal Investors (as such term is defined and used in the Registration Rights Agreement), such amendment to be in form and substance reasonably satisfactory to the Purchasers (the “Amended and Restated Registration Rights Agreement”).

Section 4.09. Voting and Support Agreement. The Company (i) shall use its commercially reasonable efforts to procure that the Voting and Support Agreement be executed by all parties thereto following the execution of this Agreement and in any event on or prior to October 18, 2022, and (ii) agrees that the Voting and Support Agreement shall be in full force and effect from the date on which it is executed until the Closing Date, and that it shall not be amended, restated, supplemented or otherwise modified by the Company and the parties thereto without the prior written consent of the Purchasers.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Survival of Representations and Warranties. Except for the warranties and representations contained in clauses (b), (c), (d), (f) and (g) of Section 3.01 and the representations and warranties contained in clauses (a), (b) and (c) of Section 3.02, which shall survive the Closing until the Maturity Date, the warranties and representations made herein shall survive for one (1) year following the Closing Date and shall then expire.

Section 5.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by facsimile, sent by overnight courier or sent via email (with receipt confirmed) as follows:

(a) If to the Purchasers, to:

BRL Trust Investimentos Ltda.

Rua Iguatemi, No. 151

São Paulo, SP 01451-011

Brazil

Attention: Felipe Argalji, Daniel Borghi,

Email: felipe.argalji@crescera.com, daniel.borghi@crescera.com,

legal@crescera.com

with a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

Av. Presidente Juscelino Kubitschek, 1455

12th Floor, Suite 121

São Paulo, SP 04543-011

Brazil

Attention: Grenfel S. Calheiros/Paulo F. Cardoso

Email: gcalheiros@stblaw.com/paulo.cardoso@stblaw.com

(b) If to the Company, to:

Vitru Limited

Rodovia José Carlos Daux, 5500, Torre Jurerê A

2nd floor, Saco Grande, Florianópolis, Santa Catarina

88032-005, Brazil

Attention: Carlos Freitas, William Matos and Pedro Graça

Email: carlos.freitas@vitru.com.br; william.matos@vitru.com.br;

pedro.graca@vitru.com.br; juridicosocietario@uniasselvi.com.br with a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

United States of America

Attention: Manuel Garciadiaz

Email: manuel.garciadiaz@davispolk.com

or to such other address or addresses as shall be designated in writing. All notices shall be deemed effective (a) when delivered personally (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise) or (c) one (1) Business Day following the day sent by overnight courier.

Section 5.03. Entire Agreement; Third Party Beneficiaries; Amendment. This Agreement, together with the Confidentiality Agreement, sets forth the entire agreement between the parties hereto with respect to the Transactions, and is not intended to and shall not confer upon any person other than the parties hereto, their successors and permitted assigns any rights or remedies hereunder. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 5.04. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means, including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., http://www.docusign.com or other transmission method intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

Section 5.05. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and each Purchaser’s successors and assigns, and no other person; provided, that neither the Company nor such Purchaser may assign its respective rights or delegate its respective obligations under this Agreement, whether by operation of law or otherwise, and any assignment by the Company or such Purchaser in contravention hereof shall be null and void; provided, that (i) such Purchaser may assign all of its rights and obligations under this Agreement and the Confidentiality Agreement or any portion thereof to any Affiliate or transferee of any Securities permitted under this Agreement who executes and delivers to the Company a Joinder and any such assignee who executes and delivers to the Company a Joinder shall be deemed a Purchaser hereunder and have all the rights and obligations of a Purchaser and (ii) any such transferee who after the date hereof executes and delivers a Joinder and is a permitted transferee of any Securities shall be deemed a Purchaser hereunder and have all the rights and obligations of a Purchaser.

Section 5.06. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the New York Supreme Court and any state appellate court therefrom within the State of New York (or, solely if the New York Supreme Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of New York). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 5.06(a), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 5.07.

Section 5.07. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 5.08. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.09. Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 5.10. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns (including any Person that executes and delivers a Joinder).

Section 5.11. Confidentiality. Each party hereto will hold, and will use its reasonable best efforts to cause its Affiliates and the officers, directors, employees, accountants, counsel, consultants, advisors and agents of such party and its Affiliates to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (including applicable securities exchange rules and regulations), all confidential documents and information concerning the other parties hereto furnished to such party or its Affiliates in connection with the Transactions (including the existence, terms and conditions of, and any other facts relating to, this Agreement and the Transactions contemplated hereby), except to the extent that such information is (i) previously known on a non-confidential basis by the receiving party, (ii) in the public domain through no fault of the receiving party or (iii) later lawfully acquired by the receiving party from sources other than the disclosing party or its Affiliates; provided that the receiving party may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors, existing and prospective members and partners, and agents in connection with the Transactions contemplated hereby so long as such Persons are informed by the receiving party of the confidential nature of such information and are required by the receiving party to apply the same standard of care and the same measures as are required to be applied by the receiving party; provided further that in the event that a disclosure is compiled or required by requirements of law, the disclosing party shall give the other parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by Applicable Law, shall limit such disclosure to the information that is required to comply with such Applicable Law or regulations, and if reasonably practicable, shall consult with the other party regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other party.

Section 5.12. Several Liability of the Purchasers. Notwithstanding any other provision of this Agreement, all representations, warranties, covenants and other obligations of the Purchasers herein or contemplated hereby are, and shall in all cases be deemed to be, several and not joint.

Section 5.13. Expenses. Except to the extent provided otherwise in Section 4.05(c), each party hereto is responsible for its, his or her own costs, fees and expenses in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby and thereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 5.14. Termination. This Agreement, may be terminated prior to the Closing Date (a) by the mutual written consent of the parties; or (b) by any party by written notice to the other parties, if the Closing has not occurred on or prior to January 15, 2023 (the “End Date”).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

VITRU LIMITED

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Investment Agreement]

CRESCERA GROWTH CAPITAL MASTER V FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA

By:	/s/ Felipe Argalji
Name:Felipe Argalji
Title:Authorized Signatory

By:	/s/ Daniel Borghi
Name:Daniel Borghi
Title:Authorized Signatory

CRESCERA GROWTH CAPITAL V COINVESTIMENTO III FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA

By:	/s/ Felipe Argalji
Name:Felipe Argalji
Title:Authorized Signatory

By:	/s/ Daniel Borghi
Name:Daniel Borghi
Title:Authorized Signatory

[Signature Page to Investment Agreement]

ANNEX A

EXTRACT OF THE AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

20	Number of Directors and Chairman

20.1

Subject to Article 21.4, the Board shall consist of such number of Directors as a majority of the Directors then in office may, with the consent of: (i) Carlyle SPX, and (ii) the Vinci Group, in each case for so long as it enjoys director appointment rights under Article 21.1, determine from time to time provided that, unless otherwise determined by the Shareholders acting by Special Resolution, the Board shall consist of not less than four (4) Directors and not more than eleven (11) Directors; provided, further, that notwithstanding any resolution adopted by the Board or the Shareholders which determines the number of Directors constituting the whole Board, the size of the Board shall not be increased above eleven (11) Directors without the consent of each of Carlyle SPX and the Vinci Group so long as Carlyle SPX or the Vinci Group, as applicable, has the right to designate at least one Director pursuant to Article 21.1.

[…]

21	Appointment, Disqualification and Removal of Directors

21.1

Each of Carlyle SPX, the Vinci Group and Crescera for so long as it holds not less than 15 per cent of the voting Shares in issue, shall be entitled to appoint up to two persons to act as Directors by notice in writing addressed to the Company from time to time and the other holders of Shares shall not vote their Shares so as to remove those Directors from office. Each of Carlyle SPX, the Vinci Group and Crescera, for so long as it holds not less than 5 per cent and not more than 15 per cent of the voting Shares in issue, shall be entitled to appoint one person to act as a Director by notice in writing addressed to the Company from time to time and the other holders of Shares shall not vote their Shares so as to remove those Directors from office; (b) Notwithstanding (a) above, Crescera shall be entitled to appoint up to two persons to act as Directors by notice in writing addressed to the Company from time to time until the annual general meeting of the Company to be held in the calendar year of 2024 (which shall not take place earlier than May 1, 2024) (the “2024 AGM”), provided that Crescera holds not less than 5 per cent and not more than 15 per cent of the voting Shares in issue and; provided further that if Crescera transfers one or more voting Shares between November 20, 2023 and the date of the 2024 AGM, Crescera Director nomination rights in this paragraph (b) shall cease to apply. Each of Carlyle SPX, the Vinci Group and Crescera shall be entitled to remove any of the Directors so appointed at any time by notice in writing addressed to the Company.

[…]

Annex A-1

28	Proceedings of Directors

28.1

The quorum for the transaction of the business of the Directors shall be a simple majority of the Directors then in office (subject to there being a minimum of two (2) Directors present), provided that, for so long as Carlyle SPX, the Vinci Group or Crescera, as applicable, has the right to designate Directors pursuant to Article 21.1, such a majority must include at least one Carlyle SPX Director, one Vinci Director and one Crescera Director. If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or at such time and place as determined by the Directors present at such meeting. If a quorum is not present at any such adjourned meeting within half an hour from the time appointed, then the meeting shall proceed. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum, but one such Director shall not constitute a quorum on his own.

[…]

44	Business Opportunities

To the fullest extent permitted by applicable law and except as may be otherwise expressly agreed in writing by the Company, on the one hand, and Carlyle SPX, the Vinci Group, Crescera or the Neuberger Berman Group, on the other hand, the Company, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company or any of its subsidiaries or any dealings with customers or clients of the Company or any of its subsidiaries) that are from time to time presented to Carlyle SPX, the Vinci Group, Crescera or the Neuberger Berman Group or any of their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than the Company and its subsidiaries), even if the transaction, matter or opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of Carlyle SPX, the Vinci Group, Crescera nor the Neuberger Berman Group, nor any of their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries shall be liable to the Company or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries, unless, in the case of any such person who is a Director or officer of the Company, such business opportunity is expressly offered to such Director or officer in writing solely in his or her capacity as a Director or officer of the Company.

[…]

Annex A-2

ANNEX B

FORM OF LOCK-UP AGREEMENT TO QPA AMENDMENT SIGNATORIES

3.1 As Partes acordam que os Vendedores não poderão ofertar, vender, transferir, contratar a venda, dar em garantia, celebrar qualquer contrato de swap, hedge ou qualquer acordo que transfira a Terceiros,alugar ou de outro modo dispor, direta ou indiretamente, das ações ordinárias (common shares) de emissão da Garantidora recebidas na Data de Fechamento a título de Preço em Ações à Vista (nos termos da Cláusula 3.1(c)(i)) do Contrato, a qualquer título, total ou parcialmente, até 20 de novembro de 2023. Dessa forma, as Partes decidem incluir a Cláusula 13.7 no Contrato, que terá a redação abaixo:

“13.7. Lock-Up. Os Vendedores não poderão ofertar, vender, transferir, contratar a venda, dar em garantia, celebrar qualquer contrato de swap, hedgeou qualquer acordo que transfira a Terceiros, alugar ou de outro modo dispor, direta ou indiretamente, das ações ordinárias (common shares) de emissão da Garantidora recebidas na Data de Fechamento a título de Preço em Ações à Vista (nos termos da Cláusula 3.1(c)(i)), a qualquer título, total ou parcialmente, até 20 de novembro de 2023. Caso aplicável, cada Vendedor se obriga a fazer com que uma sociedade por ele Controlada que tenha recebido Preço em Ações à Vista na Data de Fechamento observe as restrições contidas nesta Cláusula 13.7 durante a sua vigência.

13.7.1. A Companhia realizará junto ao agente fiduciário aplicável (transfer agent) o averbamento da restrição prevista na Cláusula 13.7 acima.

Annex A-3

SCHEDULE 1

PURCHASERS

Purchaser Name	Investment		Purchase Price		Number of Base Securities
CRESCERA GROWTH CAPITAL MASTER V FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA	R$	188,000,000	R$	82.50	2,278,787

CRESCERA GROWTH CAPITAL V COINVESTIMENTO III FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA	R$	112,000,000	R$	82.50	1,357,576

Total	R$	300,000,000	R$	82.50	3,636,363

Schedule 1-1

SCHEDULE 4.02(b)

QPA AMENDMENT SIGNATORIES

•	Estate (espólio) of Neiva Pavan M. Garcia

•	Wilson de Matos Silva Filho

•	Claudia Elaine G. Custódio

•	Claudio Ferdinandi

•	Carlos Eduardo Garcia

•	Marta Beatriz T. Ferdinandi

•	Cassio Eugenio Garcia

•	Claudio Alexandre Ferdinandi

•	Camilo Evandro Garcia

•	Estate (espólio) of Jorge Brihy

•	Wilson de Matos Silva

•	Sandra Rejane Gomes Miessa

•	Ludhiana E. de M. Garbugio

•	Fernando Di Genio Barbosa

•	Weslley Kendrick Silva

•	Luciana Di Genio Barbosa

•	Wiliam Victor K. de M. Silva

•	Silvia Di Genio Barbosa

Schedule 4.02(b) - 1

EXHIBIT A

FORM OF JOINDER

The undersigned is executing and delivering this Joinder pursuant to that certain Investment Agreement, dated as of September 27, 2022 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Investment Agreement”), by and among Vitru Limited, the Purchasers named on Schedule 1 thereto and any other Persons who become a party thereto in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Investment Agreement.

By executing and delivering this Joinder to the Investment Agreement, the undersigned hereby adopts and approves the Investment Agreement and agrees, effective commencing on the date hereof, to become a party to, and to be bound by and comply with the provisions of, the Investment Agreement applicable to the Purchaser in the same manner as if the undersigned were an original Purchaser signatory to the Investment Agreement.

The undersigned acknowledges and agrees the entirety of the Investment Agreement is incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

A-1

Accordingly, the undersigned has executed and delivered this Joinder as of the __ day of ____________, _____.

[•]	•

By:
Name:[•]
Title:
Address:

Telephone:
Facsimile:
Email:

A-2